Exhibit 8.2

[Wachtell, Lipton, Rosen & Katz Letterhead]

December 2, 2021

Umpqua Holdings Corporation

One SW Columbia Street, Suite 1200

Portland, Oregon 97204

Ladies and Gentlemen:

Reference is made to the Registration Statement on Form S-4 (as amended or supplemented through the date hereof, the “Registration Statement”) of Columbia Banking System, Inc., a Washington corporation (“Columbia”), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed transaction by and among Umpqua Holdings Corporation, an Oregon corporation, Columbia, and Cascade Merger Sub, Inc., a Delaware corporation and a direct, wholly owned subsidiary of Columbia.

We have participated in the preparation of the discussion set forth in the section entitled “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGERS” in the Registration Statement. In our opinion, such discussion of those consequences, insofar as it summarizes United States federal income tax law, and subject to the qualifications, exceptions, assumptions and limitations described therein, is accurate in all material respects.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Wachtell, Lipton, Rosen & Katz
Wachtell, Lipton, Rosen & Katz